Management Statement Regarding Compliance with

Certain Provisions of the Investment Company Act of 1940







We, as members of management of Firstar Funds, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of October 30, 1998.



Based on this evaluation, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of October 30, 1998 with respect to securities and similar investments reflected in the investment account of the Company.





Firstar Funds, Inc.





By:







/s/ Steven R. Parish

Steven R. Parish

President and Treasurer







/s/ Mary Ellen Stanek

Mary Ellen Stanek

Vice President